Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: December 29, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE PROMOTES JAY MARTIN
TO CHIEF FINANCIAL OFFICER

Southfield, Michigan – January 25, 2024 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the promotion of Jay Martin to Chief Financial Officer, effective January 23, 2024.

Since joining Credit Acceptance in 2003, Mr. Martin has been successful in a variety of increasingly challenging roles throughout his tenure, including his most recent role as Senior Vice President, Finance and Accounting. He has played a key role in the Company’s growth and overall success. In his new role, he will build on that success by working closely with other senior leaders on Company strategy and continuing to lead the teams responsible for accounting and financial reporting, financial analysis and operations, and tax compliance. Mr. Martin will continue to lead our Finance department together with Doug Busk, Chief Treasury Officer. Both will continue to report to Ken Booth, Chief Executive Officer.

“This is a well-deserved promotion. He has always viewed the Company’s financial performance and analysis through a strategic lens while developing high-performing teams,” said Mr. Booth. “I am excited to welcome him to our executive leadership team.”

“In addition to the Company’s remarkable success, I have always admired our commitment to making vehicle ownership accessible to consumers who otherwise could not obtain financing,” said Mr. Martin. “That mission is made possible by our award-winning culture, a key reason why I am thrilled to play a larger role in our next chapter.”

Credit Acceptance is scheduled to report quarterly earnings on Wednesday, January 31, 2024. The earnings call can be accessed by visiting the “Investor Relations” section of our website at ir.creditacceptance.com.

About Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.
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